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As filed with the Securities and Exchange Commission on May 9, 2002

Registration No. 333-83728

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OVERSTOCK.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5999 (Primary Standard Industrial Classification Code Number)	87-0634302 (I.R.S. Employer Identification Number)

Overstock.com, Inc.
6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
(801) 947-3100
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Patrick M. Byrne
President and Chief Executive Officer
Overstock.com, Inc.
6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
(801) 947-3100
(Name and address, including zip code, of agent for service)

Copies to:

Robert G. O'Connor, Esq.
Randy Lewis, Esq.
David R. Bowman, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
2795 E. Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
(801) 993-6400	Robert S. Townsend, Esq. Russell J. Wood, Esq. Harrison S. Clay, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 (415) 268-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, check the following box./ /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

        Overstock.com, Inc. hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Overstock.com, Inc. shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        The purpose of this Amendment No. 4 to the Registration Statement is solely to file Exhibits 1.1, 10.5 and 10.15 to the Registration Statement, as set forth below in Item 16(a) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Overstock.com, Inc. in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$5,079
NASD filing fee	5,000
Nasdaq National Market listing fee	100,000
Printing and engraving costs	20,000
Legal fees and expenses	500,000
Accounting fees and expenses	450,000
Blue sky fees and expenses	10,000
Transfer agent and registrar fees	100,000
Miscellaneous expenses	9,921

Total	$1,200,000

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        Article VIII of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

        Article VI of our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Overstock.com, Inc. if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Overstock.com, Inc., and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was unlawful.

        We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities

        During the last three years, we have issued unregistered securities to a limited number of persons, as described below. As indicated below, we have relied on Regulation D, Rule 506 thereof, Rule 701 or Section 4(2) of the Securities Act with respect to the issuance of these securities.

1.
On June 8, 1999, we issued 980,836 shares of common stock to Haverford Internet, LLC at a per share purchase price of approximately $3.82 for an aggregate purchase price of $3,750,000. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

2.
On September 24, 1999, we issued 291,467 shares of common stock to Haverford Internet, LLC and six other non-affiliated persons at a per share purchase price of approximately $3.41 for an aggregate purchase price of $994,551. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

3.
On September 24, 1999, we issued 28,600 shares of common stock to Robert Brazell, a founder, at a per share purchase price of approximately $6.64 for an aggregate purchase price of $189,892. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

4.
During September and October of 1999, we issued an aggregate of 561,725 shares of common stock to Haverford Internet, LLC and six non-affiliated other persons at a per share purchase price of approximately $3.56 for an aggregate of $1,999,999. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

5.
In November and December of 1999 and January 2000, we issued an aggregate of 564,587 shares of common stock to Haverford Internet, LLC, The Gordon S. Macklin Family Trust, The Marilyn C. Macklin Family Trust, Haverford Utah, LLC, Dorthy M. Byrne, Contex Limited, John J. Byrne III, and twenty-one other non-affiliated persons at a per share purchase price of approximately $7.09 for an aggregate purchase price of $4,000,000. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

6.
On December 28, 1999, we issued 35,286 shares of common stock to one non-affiliated person for an aggregate purchase price of $250,000 in exchange for a full recourse promissory note in the principal amount of $250,000 at an effective per share purchase price of approximately $7.09. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

7.
On May 1, 2000, we issued 1,058,549 shares of common stock and warrants to purchase an additional 264,659 shares of common stock to Haverford Internet, LLC, The Macklin Limited Partnership I, The Gordon S. Macklin Family Trust, The Marilyn C. Macklin Family Trust, Dorthy M. Byrne, John J. Byrne III, Rope Ferry Associates, Ltd., Haverford Utah, LLC, Robert Brazell, and forty-one other non-affiliated persons at a per share purchase price of approximately $7.09 for an aggregate purchase price of $7,500,000. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

8.
On May 15, 2000, we issued an aggregate of 1,044,313 shares of common stock and warrants to purchase an additional 261,087 shares of common stock to Haverford Internet, LLC, Macklin Family Limited Partnership III, Haverford Utah, LLC, The Gordon S. Macklin Family Trust, The Marilyn C. Macklin Family Trust, Dorthy Byrne, John J. Byrne, Contex Limited, and eight other non-affiliated persons at a per share purchase price of approximately $7.09 for an aggregate purchase price of $7,398,904. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

9.
On June 22, 2000, we issued 28,229 shares of common stock and a warrant to purchase 7,058 shares of common stock with an exercise price of $7.09 per share to one non-affiliated person. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

10.
On September 12, 2001, we issued to Norwich Associates L.C. a senior revolving promissory note in the principal amount of up to $7,000,000. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

11.
On September 21, 2000, we issued an aggregate of 2,357,540 shares of common stock and warrants to purchase an additional 589,396 shares of common stock to Haverford Internet, LLC, Contex

  Limited, Dorthy M. Byrne, The Gordon S. Macklin Family Trust, Haverford Utah LLC, John J. Byrne, John J. Byrne III, The Marilyn C. Macklin Family Trust, Macklin Family Limited Partnership I, Macklin Family Limited Partnership II, Rope Ferry Associates, Ltd., and seventeen other non-affiliated persons at a per share purchase price of approximately $4.25 for an aggregate purchase price of $10,021,856. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

12.
On November 11, 2000, we issued a promissory note to First Security Bank, N.A. in the principal amount of $3,000,000. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

13.
On November 17, 2000, we issued an aggregate of 2,055,677 shares of common stock to the stockholders of Gear.com, Inc. stock in connection with our acquisition of Gear.com, Inc. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

14.
On February 2, 2001, we issued an aggregate of 987,293 shares of common stock to Haverford Internet, LLC and one other non-affiliated person at a per share purchase price of approximately $5.06 for an aggregate purchase price of $5,000,000. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

15.
On March 27, 2001, we issued a secured promissory note in the principal amount of up to $6,000,000 to High Meadows Finance L.C. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

16.
On May 24, 2001, we issued 197,459 shares of common stock to High Meadows Finance, L.C. at a per share purchase price of approximately $5.06 for an aggregate of $1,000,000. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

17.
On September 17, 2001, we issued 10,586 shares of common stock to Norwich Associates L.C. as an origination fee for a $7,000,000 line of credit from Norwich Associates L.C. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

18.
On March 4, 2002, we issued 958,612 shares of Series A Preferred Stock to Haverford Internet, LLC, John J. Byrne, Contex Limited, The Gordon S. Macklin Family Trust, Rope Ferry Associates, Ltd., and ten other non-affiliated persons at a per share purchase price of approximately $6.90 for an aggregate purchase price of $6,607,000. Subject to adjustment, one share of Series A preferred stock currently converts into one share of common stock. These issuances were exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act.

19.
Since January 1, 1999, we have granted stock options under our stock option plans to purchase an aggregate of 1,570,385 shares of common stock (net of expirations, exercises and cancellations) at a weighed average exercise price of $5.35 per share. These transactions were exempt from registration under the Securities Act pursuant to Rule 701 or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

20.
Since January 1, 1999, we have issued 19,850 shares of common stock (net of cancellations) under our 2000 Stock Purchase Plan at a weighted average purchase price of $5.07. These issuances were exempt from registration under the Securities Act pursuant to Rule 701 or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Item 16. Exhibits and Financial Statement Schedules

        (a)    Exhibits

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement
3.1A*	Articles of Amendment to the Amended and Restated Articles of Incorporation of Overstock.com, a Utah corporation and the Amended and Restated Articles of Incorporation
3.1B*	Amended and Restated Certificate of Incorporation of Overstock.com, Inc., a Delaware corporation, dated as of March 15, 2002
3.1C*	Form of Amended and Restated Certificate of Incorporation of Overstock.com, Inc., a Delaware corporation, to be filed with the Delaware Secretary of State prior to the completion of the offering made pursuant to this Registration Statement.
3.1D*	Form of Amended and Restated Certificate of Incorporation of Overstock.com, Inc. to be in effect after the completion of the offering made pursuant to this Registration Statement
3.2A*	Bylaws of Overstock.com, Inc., a Utah corporation.
3.2B*	Form of Bylaws of Overstock.com, Inc., a Delaware corporation.
3.2C*	Form of Amended and Restated Bylaws of Overstock.com, Inc. to be in effect after the closing of the offering made pursuant to this Registration Statement
4.1*	Form of specimen certificate for Overstock.com, Inc.'s common stock
4.2*	Investor Rights Agreement dated March 4, 2002
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Form of Indemnification Agreement between Overstock.com, Inc. and each of its directors and officers
10.2*	1999 Stock Option Plan and form of agreements thereunder
10.3*	2001 Stock Purchase Plan and form of agreements thereunder
10.4*	Gear.com Restated 1998 Stock Option Plan and form of agreements thereunder
10.5	2002 Stock Plan and form of agreements thereunder
10.6*	Agreement and Plan of Merger dated November 3, 2000 by and between Overstock.com, Inc. and Gear.com, Inc.
10.7*	Form of Guaranty of Credit agreement entered into by John J. Byrne, John J. Byrne III, Patrick M. Byrne, J. Gregory Hale, and Cirque Property LC in connection with the Norwich Associates, LC $7.0 million line of credit established on September 17, 2001.
10.8*	Lease Agreement dated January 23, 2002 between Overstock.com, Inc. and Holladay Building East L.L.C.
10.9*	Lease Agreement dated November 27, 2001 between Overstock.com and Holladay Building East L.L.C.
10.10*	First Lease Extension Agreement dated January 25, 2002 by and between Overstock.com, Inc. and Holladay Building East L.L.C.
10.11*	Lease Agreement, as amended, between 2855 E. Cottonwood Parkway, L.C., and Discountsdirect, dated December 21, 1998
10.12*	Lease Agreement by and between Overstock.com, Inc. and Marvin L. Oates Trust dated March 15, 2000
10.13*	Severance Package Agreement with Douglas Greene dated June 17, 1999
10.14*	Intellectual Property Assignment Agreement with Douglas Greene dated February 28, 2002
10.15†	Strategic Alliance and Product Sales Agreement dated February 26, 2002 between Overstock.com, Inc. and Safeway Inc.

10.16*	Irrevocable Letter of Credit dated August 24, 2001 from Wells Fargo Bank, N.A. for the account of Patrick M. Byrne in favor of Wells Fargo Merchant Services, LLC.
10.17*	Lease Termination Agreement dated March 27, 2002 by and between Overstock.com, Inc. and 2855 E. Cottonwood Parkway, L.C.
10.18*	Amendment No. 1, dated April 29, 2002 to Intellectual Property Assignment Agreement dated February 28, 2002 by and between Overstock.com, Inc. and Douglas Greene.
10.19*	Registration and Expenses Agreement dated May 3, 2002 among Overstock.com, Inc. and Amazon.com NV Investment Holdings, Inc.
10.20*	Form of Warrant to purchase Overstock.com, Inc. common stock
23.1*	Consent of Independent Accountants
23.2*	Consent of Arthur Andersen LLP
23.3*	Consent of Counsel (included in Exhibit 5.1)
24.1*	Power of Attorney (See page II-7 and filed previously)

†
Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request.

*
Filed previously

**
To be filed by amendment

        (b)    Financial Statement Schedules

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        The undersigned hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by Overstock.com, Inc. for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Overstock.com, Inc. pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Overstock.com, Inc. of expenses incurred or paid by a director, officer, or controlling person of Overstock.com, Inc. in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Overstock.com, Inc. has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on the 9th day of May, 2002.

OVERSTOCK.COM, INC.
By:	/s/ JASON C. LINDSEY Jason C. Lindsey, Chief Financial Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PATRICK M. BYRNE (Patrick M. Byrne)	President, Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2002
/s/ JASON C. LINDSEY (Jason C. Lindsey)	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 9, 2002
* (John B. Pettway)	Director	May 9, 2002
* (John J. Byrne Jr.)	Director	May 9, 2002
* (Gordon S. Macklin)	Director	May 9, 2002
* (Allison H. Abraham)	Director	May 9, 2002
* (John A. Fisher)	Director	May 9, 2002
* By	/s/ JASON C. LINDSEY Jason C. Lindsey Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement
3.1A*	Articles of Amendment to the Amended and Restated Articles of Incorporation of Overstock.com, a Utah corporation and the Amended and Restated Articles of Incorporation
3.1B*	Amended and Restated Certificate of Incorporation of Overstock.com, Inc., a Delaware corporation, dated as of March 15, 2002
3.1C*	Form of Amended and Restated Certificate of Incorporation of Overstock.com, Inc., a Delaware corporation, to be filed with the Delaware Secretary of State prior to the completion of the offering made pursuant to this Registration Statement.
3.1D*	Form of Amended and Restated Certificate of Incorporation of Overstock.com, Inc. to be in effect after the completion of the offering made pursuant to this Registration Statement
3.2A*	Bylaws of Overstock.com, Inc., a Utah corporation.
3.2B*	Form of Bylaws of Overstock.com, Inc., a Delaware corporation.
3.2C*	Form of Amended and Restated Bylaws of Overstock.com, Inc. to be in effect after the closing of the offering made pursuant to this Registration Statement
4.1*	Form of specimen certificate for Overstock.com, Inc.'s common stock
4.2*	Investor Rights Agreement dated March 4, 2002
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Form of Indemnification Agreement between Overstock.com, Inc. and each of its directors and officers
10.2*	1999 Stock Option Plan and form of agreements thereunder
10.3*	2001 Stock Purchase Plan and form of agreements thereunder
10.4*	Gear.com Restated 1998 Stock Option Plan and form of agreements thereunder
10.5	2002 Stock Plan and form of agreements thereunder
10.6*	Agreement and Plan of Merger dated November 3, 2000 by and between Overstock.com, Inc. and Gear.com, Inc.
10.7*	Form of Guaranty of Credit agreement entered into by John J. Byrne, John J. Byrne III, Patrick M. Byrne, J. Gregory Hale, and Cirque Property LC in connection with the Norwich Associates, LC $7.0 million line of credit established on September 17, 2001.
10.8*	Lease Agreement dated January 23, 2002 between Overstock.com, Inc. and Holladay Building East L.L.C.
10.9*	Lease Agreement dated November 27, 2001 between Overstock.com and Holladay Building East L.L.C.
10.10*	First Lease Extension Agreement dated January 25, 2002 by and between Overstock.com, Inc. and Holladay Building East L.L.C.
10.11*	Lease Agreement, as amended, between 2855 E. Cottonwood Parkway, L.C., and Discountsdirect, dated December 21, 1998
10.12*	Lease Agreement by and between Overstock.com, Inc. and Marvin L. Oates Trust dated March 15, 2000
10.13*	Severance Package Agreement with Douglas Greene dated June 17, 1999
10.14*	Intellectual Property Assignment Agreement with Douglas Greene dated February 28, 2002
10.15†	Strategic Alliance and Product Sales Agreement dated February 26, 2002 between Overstock.com, Inc. and Safeway Inc.
10.16*	Irrevocable Letter of Credit dated August 24, 2001 from Wells Fargo Bank, N.A. for the account of Patrick M. Byrne in favor of Wells Fargo Merchant Services, LLC.
10.17*	Lease Termination Agreement dated March 27, 2002 by and between Overstock.com, Inc. and 2855 E. Cottonwood Parkway, L.C.
10.18*	Amendment No. 1, dated April 29, 2002 to Intellectual Property Assignment Agreement dated February 28, 2002 by and between Overstock.com, Inc. and Douglas Greene.
10.19*	Registration and Expenses Agreement dated May 3, 2002 among Overstock.com, Inc. and Amazon.com NV Investment Holdings, Inc.
10.20*	Form of Warrant to purchase Overstock.com, Inc. common stock
23.1*	Consent of Independent Accountants
23.2*	Consent of Arthur Andersen LLP
23.3*	Consent of Counsel (included in Exhibit 5.1)
24.1*	Power of Attorney (See page II-7 and filed previously)

†
Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request.

*
Filed previously

**
To be filed by amendment

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
Item 14. Indemnification of Directors and Officers
Item 15. Recent Sales of Unregistered Securities
Item 16. Exhibits and Financial Statement Schedules
Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX